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                                                                     EXHIBIT 3.3

                               VIDEO CITY, INC.

                          CERTIFICATE OF DESIGNATIONS
                     SERIES E CONVERTIBLE PREFERRED STOCK
                               _________________

                            Pursuant to Section 151
            of the General Corporation Law of the State of Delaware
                              __________________

     Video City, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors adopted the following resolution on March 25, 1999, which resolution remains in full force and effect as of the date hereof:

     WHEREAS, the Board of Directors of the Corporation (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to fix by resolution or resolutions the designation, powers, preferences, voting rights and other rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

     WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series:

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

1. DESIGNATION OF SERIES. The designation of such series of preferred stock is Series E Convertible Preferred Stock ("Series E Preferred Stock"). The number of shares constituting such series is 20,000, with a value of $1,000 per share for the purpose of calculating dividends, if any, and amounts payable upon liquidation, dissolution or winding up ("stated value"). Shares of Series E Preferred Stock converted, exchanged or purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. Shares of the Series E Preferred Stock shall rank pari passu and share in dividends, if any, and other distributions on a pro rata basis with the shares of Series AA Convertible Redeemable Preferred Stock, Series B Voting Convertible Redeemable Preferred Stock, Series C Convertible Redeemable Preferred Stock, Series D Convertible Redeemable Preferred Stock, and with shares of any other series of preferred stock hereafter issued by the Corporation that may be designated by the Corporation to rank pari passu with the Series E Preferred Stock.

                                       1.
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2.   DIVIDENDS.  The holders of the Series E Preferred Stock shall not be entitled to any dividends unless declared by the Board of Directors at its sole discretion.

3. VOTING. The holders of Series E Preferred Stock shall not be entitled to vote upon any matter except as otherwise required by law.

4. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series E Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount per share of Series E Preferred Stock equal to the stated value of such share of Series E Preferred Stock and a further amount equal to any dividends declared and unpaid thereon, if any, as provided in Paragraph 2 hereof, to the date that payment is made available to the holders of Series E Preferred Stock, and no more, before any payment shall be made or any assets distributed to the holders of shares of the Corporation's Common Stock ("Common Stock") or shares of any other stock of the Corporation that rank junior to the Series E Preferred Stock in rights upon liquidation.

     If upon such liquidation, dissolution or winding up, the assets thus distributed among the holders of the Series E Preferred Stock, and other series of preferred stock that rank pari passu with the Series E Preferred Stock upon liquidation, dissolution, or winding up, shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series E Preferred Stock and such other series of preferred stock in proportion to the respective stated value of shares of each such series.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the provisions of the Corporation's Certificate of Incorporation, and to all of the preferential rights of the holders of Series E Preferred Stock and other series of preferred stock that rank senior to the Common Stock on distribution or otherwise, the holders of Common Stock shall be entitled to receive, ratably, all remaining assets of the Corporation.

     A consolidation or merger of the Corporation with or into any other corporation or corporations or other business entities, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Paragraph 4.

5. CONVERSION RIGHTS. Each holder of any shares of Series E Preferred Stock shall have the right at any time commencing from the date of issuance to convert any of his or her shares of Series E Preferred Stock into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Corporation at the Conversion Price, as defined herein, and upon the terms set forth herein.

6.   CONVERSION PRICE.  Each share of Series E Preferred Stock shall be

                                       2.
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converted into a number of shares of Common Stock determined by dividing (i)
$1,000 by (ii) the Conversion Price in effect on the conversion date. The Conversion Price at which shares of Common Stock shall be issuable upon conversion of the shares of Series E Preferred Stock shall be as follows:

     a. During the period commencing on the date of issuance of the shares of Series E Preferred Stock until the date on which the holder receives written notice from the Corporation that the registration statement covering the shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock first becomes effective with the Securities and Exchange Commission, the Conversion Price shall be $3.00;

     b. During the 90 day period (as such may be extended as provided below, the "90 Day Period") commencing on the date which is one business day after the holder receives written notice from the Corporation that the registration statement covering the shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock first becomes effective with the Securities and Exchange Commission, and only during such 90 Day Period, the Conversion Price shall be the average of the Trading Price (as defined in Paragraph 13 hereof) of the Common Stock for the five consecutive trading days immediately preceding the date on which the holder of the Series E Preferred Stock delivers notice to the Corporation of such holder's election to convert all or a specified whole number of the shares of Series E Preferred Stock as provided herein; provided, however, that during such 90 Day Period, (i) the Conversion Price shall be $3.00 in the event such average of the Trading Price for the five consecutive trading days immediately preceding the date on which the holder of the Series E Preferred Stock delivers notice equals or exceeds $3.00 and (ii) the Conversion Price shall be $1.60 in the event such average of the Trading Price for the five consecutive trading days immediately preceding the date on which the holder of the Series E Preferred Stock delivers notice equals or is less than $1.60; and

     c. During the period after the 90 Day Period, the Conversion Price shall be $3.00.

     d. Notwithstanding the foregoing, the 90 Day Period shall be extended (i) for one additional week for each week during the 90 Day Period in which the actual number of shares of Common Stock which are traded in such week (including any shares traded by the holder of the Series E Preferred Stock) is less than 150,000 shares and (ii) for the number of days during the 90 Day Period during which (x) a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Shares is not effective or (y) the holder of the Shares is otherwise not permitted under applicable laws or regulations to effect the resale of the shares of Common Stock issuable upon conversion of the Shares.

     The applicable Conversion Price shall be determined by the date in which the conversion shall be deemed to have been made in accordance with Paragraph 7 hereof. The Conversion Price shall be subject to adjustment as set forth in Paragraph 8 hereof. No payment or adjustment shall be made for any dividend or other distribution that is

                                       3.
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payable on the Common Stock issued upon such conversion.

7. CONVERSION PROCEDURE. Each holder of any shares of the Series E Preferred Stock may exercise his or her right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series E Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Paragraph 7 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. A holder may deliver such conversion notice by facsimile transmission at (310) 533-3901, attention: Chief Financial Officer and General Counsel. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within two business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series E Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of the Series E Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of the Series E Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock at such time.

     Upon conversion of any shares of the Series E Preferred Stock, the holder thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted, provided that such holder shall be entitled to receive any dividends on such shares of the Series E Preferred Stock declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of the Series E Preferred Stock entitled to receive payment of such dividend.

8. CONVERSION PRICE ADJUSTMENTS. The Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

     a. Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date of

                                       4.
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such dividend or distribution or on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series E Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he or she would have owned or been entitled to receive had such Series E Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

     b. Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of Common Stock, (i) of shares of any class of capital stock of the Corporation other than shares of Common Stock, or (ii) of evidences of indebtedness of the Corporation, or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 8(a) hereof), or (iv) of rights or warrants entitling the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than the Trading Price, as defined in Paragraph 13 hereof, on the record date fixed to determine stockholders entitled to subscribe or purchase; in each such case, the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market
                                                       ----
value (as determined by the Board of Directors in their reasonable discretion) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which was in effect prior to the fixing of the record date (subject to any adjustments made pursuant to this Paragraph 8 since such record date).

     c. Rounding of Calculations; Minimum Adjustment. All calculations under this Paragraph 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

     d.   Adjustments for Consolidation, Merger, etc. In case the Corporation,
(i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) shall permit any other person to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving person, but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, (iii) shall transfer all or substantially all of its

                                       5.
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properties or its assets to any other person, or (iv) shall effect a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common stock for which adjustment is provided in this Paragraph 8); then, and in each such case, proper provision shall be made so that each share of Series E Preferred Stock then outstanding shall be converted into, or exchanged for, one share of preferred stock of the acquiring corporation entitling the holder thereof to all of the rights (including voting rights), powers, privileges and preferences with respect to the acquiring corporation to which the holder of a share of Series E Preferred Stock is entitled with respect to the Corporation, and being subject with respect to the acquiring corporation to the qualifications, limitations and restrictions to which a share of Series E Preferred Stock is subject with respect to the Corporation.

9. VOLUNTARY ADJUSTMENT. The Corporation may make, but shall not be obligated to make, such decreases in the Conversion Price so as to increase the number of shares of Common Stock into which the Series E Preferred Stock may be converted, in addition to those required by Paragraph 8 hereof, as it considers to be advisable in order to avoid federal income tax treatment as a dividend of stock or stock rights.

10. RESERVATION OF SHARES OF COMMON STOCK FOR CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series E Preferred Stock that are then outstanding.

11. NOTICE OF ADJUSTMENT OF CONVERSION PRICE. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall forthwith file with any transfer agent or agents for the Series E Preferred Stock, if any, and at the principal office of the Corporation, a statement signed by the President or a Vice President and by the Chief Financial Officer or the Secretary of the Corporation setting forth the adjusted Conversion Price. The statement so filed shall be open to inspection by any holder of record of shares of Series E Preferred Stock. The Corporation shall also, at the time of filing any such statement, mail notice to the same effect to the holders of shares of Series E Preferred Stock at their addresses appearing on the books of the Corporation or supplied by such holder to the Corporation for the purpose of notice.

12. FRACTIONAL SHARES IN CONVERSION. The Corporation shall not be required to issue fractions of shares of Common Stock on the conversion of Series E Preferred Stock. If any fraction of a share of Common Stock would be issuable upon the conversion of a share, except for the provisions hereof, the Corporation shall purchase such fraction for an amount in cash equal to the Trading Price (as defined in Paragraph 13 hereof) multiplied by such fraction. If more than one certificate for shares of Series E Preferred Stock shall be presented for conversion at any one time by the same registered holder, the number of shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Common Stock issuable upon conversion of the shares so presented. All calculations under this Paragraph 12 shall be made to the nearest one-hundredth of a share.

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13.  TRADING PRICE.  The term "Trading Price" shall determined as follows: (i)
If the Common Stock is listed or admitted to trade on a national securities exchange, on the Nasdaq National Market System ("NMS"), or on the Nasdaq SmallCap Market ("SmallCap"), the closing price of the Common Stock on the composite tape of the principal national securities exchange on which the Common Stock is so listed or admitted to trade or on the NMS or SmallCap systems, as the case may be; (ii) If the Common Stock is not listed or admitted to trade on an exchange or a system that publishes daily closing prices, the highest last bid price of the Common Stock quoted on such other trading system.

14. MUTILATED OR MISSING PREFERRED STOCK CERTIFICATES. If any of the Series E Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and substitution for and upon cancellation of the mutilated Series E Preferred Stock certificate, or in lieu of and in substitution for the Series E Preferred Stock certificate lost, stolen or destroyed, a new Series E Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series E Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series E Preferred Stock certificate and indemnity, if requested.

15. REISSUANCE OF PREFERRED STOCK. Shares of Series E Preferred Stock that have been issued and reacquired in any manner, including shares purchased or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock other than the Series E Preferred Stock.

16. BUSINESS DAY. If any payment or exchange shall be required by the terms hereof to be made on a day that banks are not open in the State of California, such payment or exchange shall be made on the immediately succeeding day on which such banks are open.

17. HEADINGS OF SUBDIVISIONS. The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

18. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series E Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

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19.  NOTICE TO THE CORPORATION.  All notices and other communications required or permitted to be given to the Corporation hereunder (a) shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method (with proof of transmission); the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., FED EX); and upon receipt, if sent by certified or
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registered mail, return receipt requested, and (b) shall be made to the
Corporation at its principal executive offices located at 370 Amapola Avenue, Suite 208, Torrance, California 90501, Attention: Chief Executive Officer.

20. LIMITATIONS. Except as may otherwise be required by law, the shares of Series E Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.

     IN WITNESS WHEREOF, Video City, Inc. has caused this certificate to be executed by the undersigned on this 10th day of June 1999.

                              VIDEO CITY, INC.



                              By /s/ Young J. Kim
                                 ----------------
                                 Young J. Kim,
                                 Senior Vice President and Secretary

                                       8.